PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 69 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                      Dated March 14, 2002
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                        -------------------------------


     We, Morgan Stanley Dean Witter & Co., may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.

     We may create and issue additional notes with the same terms as the notes offered hereby so that the additional notes will form a single series with the notes offered hereby.

Principal Amount:             $630,000,000

Maturity Date:                March 19, 2004

Settlement Date
  (Original Issue
  Date):                      March 19, 2002

Interest Accrual Date:        March 19, 2002

Issue Price:                  100%

Interest Payment
  Dates:                      The 19th day of each
                              month, commencing April
                              19, 2002

Interest Payment
  Period:                     Monthly

Base Rate:                    LIBOR Telerate

Index Maturity:               One month

Index Currency:               U.S. dollars

Spread
 (Plus or Minus):             Plus 0.18% per annum

Initial Interest Rate:        To be determined on the
                              second London banking
                              day immediately preceding
                              the original issue date

Initial Interest Reset
  Date:                       April 19, 2002

Interest Reset Dates:         Each interest payment date

Interest Reset Period:        Monthly

Interest Determination
  Dates:                      The second London
                              banking day immediately
                              preceding each interest
                              reset date

Reporting Service:            Telerate (Page 3747)

Book-Entry Note or
  Certificated Note:          Book-entry note

Senior Note or
  Subordinated Note:          Senior note

Agent:                        Morgan Stanley & Co.
                              Incorporated

Calculation Agent:            JPMorgan Chase Bank
                              (formerly known as The
                              Chase Manhattan Bank)

Minimum
  Denomination:               $1,000

Specified Currency:           U.S. dollars

Business Day:                 New York

CUSIP:                        61745ERX1

Other Provisions:             See below

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

MURIEL SIEBERT & CO. INC.                       THE WILLIAMS CAPITAL GROUP, L.P.

Supplemental Information Concerning Plan of Distribution:

     On March 14, 2002, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes set forth opposite their respective names below at a net price of 99.75% which we refer to as the "purchase price." The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of .25% of the principal amount of the Senior Floating Rate Notes.



                                                     Principal Amount of Senior
      Name                                               Floating Rate Notes
      ----                                           --------------------------
Morgan Stanley & Co. Incorporated...................          $617,400,000
Muriel Siebert & Co. Inc............................             6,300,000
The Williams Capital Group, L.P. ...................             6,300,000
                                                              ------------
     Total..........................................          $630,000,000
                                                              ============


                                      PS-2